Exhibit 4.9
NEITHER THIS WARRANT NOR THE SHARES OBTAINABLE UPON ITS EXERCISE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS (COLLECTIVELY, THE “ACTS”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER ALL APPLICABLE ACTS OR UNLESS AN OPINION OF COUNSEL IS DELIVERED TO THE COMPANY (AS DEFINED BELOW) IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER ALL APPLICABLE ACTS OR UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OF THE ACT. THE RIGHT TO VOTE AND THE SALE OR TRANSFER OF THIS WARRANT AND THE SHARES OBTAINABLE UPON ITS EXERCISE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN STOCKHOLDERS AGREEMENT DATED FEBRUARY 24, 2004 BY AND AMONG THE HOLDER HEREOF AND OTHER STOCKHOLDERS OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.
November 1, 2004
FINGERHUT DIRECT MARKETING, INC.
COMMON STOCK PURCHASE WARRANT
________________
     THIS CERTIFIES THAT, for value received, CIGPF I CORP., or its registered assigns (the “Holder”), is entitled to subscribe for and purchase from Fingerhut Direct Marketing, Inc., a Delaware corporation (the “Company”), the Shares (as defined in Section 1 hereof). at the per share exercise price of $0.01 (the “Exercise Price”) (as adjusted from time to time pursuant to Section 4 hereof), at any time or from time to time prior to or upon the Expiration Date (as defined in Section 13 hereof, subject to the provisions and upon the terms and conditions hereinafter set forth.
     This Warrant is subject to the following terms and conditions:
1. Shares; When Exercisable,
     (a) As used herein, the term “Shares” means up to an aggregate of 1,427,076 shares of the Company’s Common Stock, par value $0.00001 per share (the “Common Stock”), it being understood that (i) the number of Shares issuable hereunder are subject to vesting from time to time pursuant t o Section 1(b) hereof and (ii) the number of Shares issuable hereunder and the Exercise Price are subject to adjustment from time to time pursuant to Section 4 hereof.

     (b) This Warrant shall be exercisable at any time (and from time to time) prior to the Expiration Date; provided, however, that the number of Shares exercisable hereunder shall vest (and shall not be exercisable until so vested) in accordance with the following schedule:
     (i) 356,769 Shares shall vest and become exercisable hereunder on the date hereof;
     (ii) an additional 535,153 Shares shall vest and become exercisable upon the first extension of the Facility Termination Date pursuant to Section 2.01(b) of the Warehouse Loan Agreement, dated as of. February 24, 2004 (the “Loan Agreement”), among the Company, as Borrower and Servicer thereunder and CIGPF I Corp., as Agent and Lender; and
     (iii) all Shares remaining unvested shall vest and become exercisable upon the second extension of the Facility Termination Date pursuant to Section 2.01(b) of the Loan Agreement;
provided, however; that notwithstanding the foregoing vesting schedule:
     (iv) (1) all Shares shall immediately vest and become exercisable if CIGPF I Corp. declines to extend the first Facility Termination Date for the reason that the entity or entities providing inventory financing have declined to approve a pending or proposed securitization or term financing on terms reasonably satisfactory to CIGPF I Corp. or, if there has been no such pending or proposed securitization or term financing prior to such date, then receipt by CIGPG I Corp. from such entity or entities of an unconditional consent to any future securitization or term financing permitted under the Loan Agreement;
          (2) all Shares shall immediately vest and become exercisable if the Company does not request an extension of the first or second Facility Termination Dates on the same ‘terms and conditions as then set forth in the Loan Agreement; provided, however, that if CIGPF I Corp.’s acceptance of the Company’s request for any such extension is conditioned upon a modification of the terms and conditions of the Loan Agreement and the Company does not renew the Loan Agreement on such modified terms and conditions, then all rights to acquire all Shares (other than Shares which are vested under Section 1(b)(i) of this Warrant and, if applicable, Shares which have previously vested under Section 1(b)(ii) of this Warrant) shall immediately vest and become exercisable by Petters Company Inc. (together with its registered assigns, “PCI”); and upon such event, CIGPF I Corp. and it registered assigns shall not be deemed to the Holder hereunder with respect to such unvested Shares or have any further rights with respect thereto. In such event, CIGPF’ I Corp. and its registered assigns, by acceptance hereof, hereby agree within ten (10) days thereafter to tender this Warrant (to the extent not previously vested) to the Company, which shall issue within ten (10) days thereafter (A) a replacement Warrant of like tenor and including the same terms and conditions (other than with respect to vesting terms under this Section 1(b)) to CIGPF I Corp. and its registered assigns solely for the Shares that are vested and exercisable by CIGPF I Corp.

and its registered assigns, and (B) a Warrant of like tenor and containing the same terms and conditions (other than with respect to vesting terms under this Section 1(b)) to PCI solely for the Shares for which are vested and exercisable by PCI under this Section 1(b)(iv)(1); provided, however, that the provisions of this Section 1(b)(iv)(1) shall apply in accordance with their terms whether or not CIGPF I Corp. and its registered assigns shall so tender this Warrant;
          (3) subject to the foregoing, all Shares shall immediately vest and become exercisable immediately upon the occurrence of a Stipulated Event. As used herein, the term “Stipulated Event” shall mean (a) a “Sale of the Corporation” as defined in the Second Amended and Restated Certificate of Incorporation of the Company or (b) any Event of Default under the Loan Agreement.
2. Method of Exercise; Payment.
     (a) Cash Exercise. The purchase rights represented by this Warrant may be exercised by the Holder, in whole or in part, at any time or from time to time, by the surrender of this Warrant (together with a duly executed notice of exercise (the “Notice of Exercise”) in the form attached hereto as Exhibit A at the Company’s offices at 4400 Baker Road, Minnetonka, Minnesota 55343 (as such address may be updated from time to time by means of written notice to the Holder pursuant to Section 5(b) hereof), and by payment to the Company of an amount equal to the Exercise Price multiplied by the number of the Shares being purchased, which amount may be paid, at the election of the Holder, by (i) wire transfer or check payable to the order of the Company, (ii) cancellation by the Holder of indebtedness or other obligations of the Company to the Holder pursuant to a written agreement reasonably acceptable to the Company or (iii)’ any combination of (i) and (ii). The Holder, in whose name any certificate representing the Shares issuable upon any exercise of this Warrant will be issued shall be deemed to have become the holder of record of, and shall be treated for all purposes as the record holder of, the Shares represented thereby (and such Shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which such surrender and payment are made. As used in this Section 2, the term “person” means any individual or any corporation, partnership, trust, limited liability company or other entity or organization of any kind.
     (b) Net Issue Exercise. In lieu of exercising this Warrant pursuant to Section 2(a) hereof, the Holder may elect to receive, without the payment of any additional consideration, a number of Shares equal to the value (as determined below) of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the Company’s address set forth in Section 2(a) above together with a duly executed Notice of Exercise in which the appropriate alternative is initialed by the Holder. In such event, the Company shall issue to the Holder the number of Shares computed using the following formula:

x =	y (A-B)
A

Where X	=	the number of Shares to be issued to the Holder.

Y	=	the number of Shares subject to this Warrant or, if only a portion of this Warrant is being exercised, the portion of this Warrant being exercised ( at the time of such calculation).

A	=	the Fair Market Value of one Share (at the date of such calculation).

B	=	the Exercise Price (as adjusted to the date of such calculation).
     (c) Automatic Exercise, The Warrant shall automatically be exercised on the Expiration Date by the Holder pursuant to Section 2(b) hereof, if the Fair Market Value per share of the Common Stock, as determined pursuant to Section 2(d) hereof, is greater than the Exercise Price on such date. The Company shall take all actions and execute and deliver all documents necessary to effect the foregoing, and the Holder shall be entitled to receive Shares as if such Holder had exercised this Warrant pursuant to Section 2(b) hereof on such date,
     (d) Fair Market Value. For purposes of this Section 2, the Fair Market Value of one Share shall equal:
     (i) the average of the closing sale prices of the Common Stock quoted on the Nasdaq Stock Market or in the Over-The-Counter Market Summary or the closing price quoted on any national securities exchange on which such securities are listed, whichever is applicable, as published in the Eastern Edition of The Wall Street Journal for the ten (10) consecutive trading days immediately prior to the date of determination of Fair Market Value (or, if no sales take place on any such trading day, the average of the closing bid and asked prices on such trading day); or
     (ii) if the Common Stock is not traded on the Nasdaq Stock Market or Over The-Counter or on a national securities exchange, the Fair Market Value shall be equal to the value per share as determined in good faith by the Board of Directors of the Company; provided, however, that:
     (1) if the Holder disagrees in its sole discretion with such determination, ‘then the Company and the Holder shall each retain at its own cost an Independent Accountant, which two Accountants shall cooperate in determining the Fair Market Value of the Shares;
     (2) if such Accountants cannot agree on a Fair Market Value within thirty (30) days of referral of the matter, then the parties agree to submit the dispute to arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules; such arbitration Shall be tried by a single arbitrator selected by the Accountants, and it is the intent of the parties that, barring extraordinary circumstances, arbitration proceedings will be concluded within 60 days from the date the arbitrator is appointed; and

     (3) “Accountant” and “Independent” shall have the meanings set forth in the Loan Agreement.
     (e) Stock Certificates. In the event of any exercise of the rights represented by this Warrant, as promptly as practicable on or after the date of exercise and in any event within ten (10) days thereafter, the Company at its expense shall issue and deliver to the Holder entitled to receive the same a certificate or certificates representing the number of Shares issued upon such exercise. In the event this Warrant is exercised in part, as promptly as practicable on or after the date of exercise and in any event within ten (10) days thereafter, the Company at its sole expense will execute and deliver to the Holder a new Warrant of like tenor exercisable for the number of Shares for which this Warrant may then be exercised,
     (f) Taxes. The issuance of the Shares upon the exercise of this Warrant, and the delivery of certificates or other instruments representing such Shares, shall be made without charge to the Holder for any tax or other charge of whatever nature in respect of such issuance (other than taxes, if any, based on the net income of the Holder) and the Company shall bear any such taxes in respect of such issuance.
3. Stock Fully Paid; Reservation of Shares. All of the Shares issuable upon the exercise of the rights represented by this Warrant will, upon issuance and receipt of the Exercise Price therefor, be fully paid and nonassessable, and the issuance of the Shares will be free from all preemptive rights, rights of first refusal or first offer, taxes, liens and charges of whatever nature. The Company will from time to time take all such action as may be required to assure that the stated or par value per share of Common Stock is at all times equal to or less than the then effective Exercise Price per share of Common Stock issuable upon exercise of this Warrant. During the period within which the rights represented by this Warrant may be exercised, the Company shall at all times have authorized and reserved for issuance a sufficient number of shares of its Common Stock to provide for the full exercise of the rights represented by this Warrant. The Company shall take all steps necessary to amend its certificate of incorporation and other organizational documents to provide sufficient reserves of shares. of Common Stock issuable upon full exercise of this Warrant. The Company hereby agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the proper certificates for Shares upon the full or each partial exercise of this Warrant. The Company further covenants and agrees that if any shares of capital stock to be reserved for the purpose of the issuance of shares of Common Stock upon the exercise of this Warrant require approval of any governmental authority under any. Federal or state law before such shares may be validly issued or delivered upon exercise, then the Company will in good faith and expeditiously as possible endeavor to secure such approval. If and so long as the Common Stock issuable upon the exercise of the rights represented by this Warrant is listed on any national securities exchange, the Company will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such capital stock.
4. Adjustment of Exercise Price and Number of Shares. The number and kind of Shares purchasable upon the exercise of this Warrant and the Exercise Price therefor shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

     (a) Adjustment for Consolidation, Merger, Sale or Transfer. If while this Warrant, or any portion hereof, remains outstanding and unexpired, there shall be (i) a merger or consolidation of the Company with or into another person in which the Company is not the surviving entity, or a reverse merger in which the Company is the surviving entity but the shares of the Company’s- capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, or (ii) a sale or transfer of the Company’s properties and assets as, or substantially as; an entirety to any other person in one transaction or a series of related transactions, then, as a part of such merger, consolidation, sale or transfer, all necessary or appropriate lawful provisions shall be made so that the Holder shall thereafter be entitled to receive upon exercise, of this Warrant, during the period specified herein and upon payment of the Exercise Price then in effect, the greatest number of. shares of stock or other securities or property that a holder of the Shares deliverable upon ‘exercise of this Warrant would have been entitled to receive in such merger, consolidation, sale or transfer’ if this Warrant had been exercised immediately prior to such merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 4. If the per Share consideration payable to the Holder for Shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company’s Board of Directors. The foregoing provisions of this paragraph shall’ similarly apply to successive consolidations, mergers, sales and transfers and to the stock or securities of any other corporation that are at the time receivable upon the exercise of this Warrant. In all events, appropriate adjustment shall be made in the application of the provisions of this Warrant (including adjustment of the Exercise Price and number of Shares purchasable pursuant to the terms and conditions of this Warrant) with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable or issuable after such merger, consolidation, sale or transfer upon exercise of this Warrant.
     (b) Adjustments for Split, Subdivision or Combination of Shares. If the Company at any time while this Warrant, or any portion hereof, remains outstanding and unexpired shall split or subdivide any class of securities as to which purchase rights under this Warrant exist into a different number of securities of the same class, the number of securities of such class issuable upon exercise of this Warrant immediately prior to such split or subdivision shall be proportionately increased and the Exercise Price for such securities of such class shall be proportionately decreased. If the Company at any time while this Warrant, or any. portion hereof, remains outstanding and unexpired shall combine any class of securities as to which purchase rights. under this Warrant exist into a different number of securities of the same class, the number of securities of such class issuable upon exercise of this Warrant immediately prior to such combination shall, be proportionately decreased and the Exercise Price for such, class of securities shall be proportionately increased.
     (c) Adjustments for Dividends in Stock or Other Securities or Property. If while this Warrant, or any portion hereof, remains outstanding and unexpired, the holders of any class of securities as to which purchase rights under this Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of such class of securities receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company that such holder would hold on the date of such exercise had it been the holder of record of the class of security receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available to it as aforesaid during said period, giving effect to all adjustments called for during such period by the provisions of this Section 4.
     (d) Antidilution Adjustments. The Exercise Price and number of Shares purchasable Pursuant to the terms and conditions of this Warrant shall be subject to adjustment from time to time as follows:
     (i) If the Company shall, at any time or from time to time prior to the Expiration Date, issue any shares of Common Stock (or be deemed to have issued any shares of Common Stock as provided herein), other than Excluded Securities (as defined in Section 4(d)(iii)), without consideration or for a consideration per share less than the Exercise Price in effect immediately prior to the issuance of Common Stock, the Exercise Price in effect immediately prior to such issuance shall forthwith be lowered to a price equal to the quotient obtained by dividing: (x) an amount equal to the sum of (1) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to Section 4(d)(ii)(D)(1)-(2)) immediately prior to such issuance multiplied by the Exercise Price in effect immediately prior to such issuance, plus (2) the consideration received by the Company upon such issuance, by (y) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to Section 4(d)(ii)(D)(1)-(2)) immediately after the issuance of such Common Stock. If the Company shall, at any time or from time to time prior to the Expiration Date, issue any shares of Common Stock as a stock dividend or upon any stock split or other subdivision or combination of shares of Common Stock, other than a stock dividend on the Company’s Preferred Stock at a dividend rate no greater than 8%, the number of Shares issuable under this Warrant shall be increased by such amount required so that the total number of Shares issuable under this Warrant, as a percentage of the aggregate number of Fully Diluted Shares of the Company as of the date of (and after giving effect to) such dividend, shall equal the same percentage of Fully Diluted Shares of the Company as of immediately prior to such dividend.
     (ii) For the purposes of any adjustment of the Exercise Price pursuant to Section 4(d)(i), the following provisions shall be applicable:
     (A) In the case of the issuance of Common Stock for cash, the consideration shall he deemed to be the amount of cash paid therefor before deducting therefrom any discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.
     (B) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Company, irrespective of any accounting treatment.
     (C) In the case of issuance of Common Stock without consideration, the consideration shall be deemed to be $0.00001 per share.
     (D) In the case of the issuance of (x) options to purchase or rights to subscribe for Common Stock, (y) securities by their terms convertible into or exchangeable for Common Stock or (z) options to purchase rights to subscribe for such convertible or exchangeable securities:
     (1) the shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (A), (B) and (C) above), if any, received by the Company upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;
     (2) the shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for. such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (A), (B) and (C) above);
     (3) on any change in the exercise price of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchanges for such securities, other than a change resulting from the antidilution provisions thereof, the applicable Exercise Price shall forthwith be readjusted to such Exercise Price as would have resulted had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change (or options or rights related to such securities not converted prior to such change) been made upon the basis of such change; provided, however, that such readjustment shall not result in an Exercise Price that is greater than the original Exercise Price; and
     (4) on the expiration of all such options or rights, the termination of all such rights to convert or exchange or the expiration of all options or rights related to such convertible or exchangeable securities in each case having been issued by the Company for the same consideration (as determined pursuant to subdivision (A), (B) and (C) above), the applicable Exercise Price shall forthwith be readjusted to such Exercise Price as would have resulted had the adjustment made upon the issuance of such options, rights, securities or options or rights related to such securities not been made; provided, however, that such readjustment shall not result in a Exercise Price that is greater than the original Exercise Price.
     (iv) For purposes of this Section 4(d), the term “Excluded Securities” shall mean Shares of Common Stock excluded the definition of “Additional Shares of Common Stock” under the Second Amended and Restated Certificate of Incorporation of the Company, as amended from time to time.
     (v) Upon each adjustment of the Exercise Price pursuant to this Section 4(d), the number of Shares issuable upon exercise of this Warrant shall be equal to (A) the product of the number of Shares the Holder was entitled to purchase immediately before such adjustment and the Exercise Price in effect immediately before such adjustment, divided by (B) the Exercise Price in effect after giving effect to such adjustment.
     (e) Further Adjustments. In case at any time or from time to time the Company shall take any action that affects the Common Stock, other than an action described herein, then, unless such action will have a materially adverse effect upon the rights of the Holder, the number of Shares of into which this Warrant is exercisable shall be adjusted in such a manner and at such time as shall be equitable in the circumstances; provided, however, that such adjustment shall not result in a reduction in the original number of Shares covered by this Warrant.
     (f) Notice of Adjustments. Upon any adjustment of the Exercise Price and any increase or decrease in the number of Shares purchasable upon the exercise of this Warrant, then, and in each such case, the Company, within thirty (30) days thereafter, shall give written notice thereof to the Holder at the address of such Holder as shown on the books of the Company which notice shall state (i) the reason for such adjustment and ( ii) the Exercise Price, as adjusted and, if applicable, the increased or decreased number of Shares purchasable upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation of each.
5. Notices.
     (a) In the event that the Company shall propose at any time:

     (i) to declare any dividend or distribution upon its Common Stock (or other stock or securities at the time receivable upon the exercise of this Warrant) whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;
     (ii) to redeem or repurchase any class or series of its stock;
     (iii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;
     (iv) to effect a capital reorganization, o r merge o r consolidate with o r into any other corporation, or sell, lease or convey all or substantially all its property or business, or voluntarily liquidate, dissolve or wind up; or
     (v) to effect its first firm commitment underwritten public offering (a “Public Offering”) of its Common Stock under the Securities Act of 1933, as amended (the “Securities Act”);
then, in connection with each such event, the Company shall send to the Holder: (1) at least twenty (20) days prior written notice of the date on which a record shall be taken for such dividend, distribution, redemption or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any; and (2) at least twenty (20) days prior written notice of the date when the same shall take place, and the date, if any, to be. fixed, on which the holders of record of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event. Notwithstanding the above, the twenty (20) days notice requirement may be shortened or waived upon the written consent of the Holder.
     (b) In the event the Holder is provided with notice pursuant to Section 5(a)(ii) of a Redemption Request (as defined in the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time) with respect to the Series A Preferred Stock of the Company, the Holder may elect to have this Warrant redeemed by the Company at the same time as the Series A Preferred Stock of the Company is redeemed pursuant to the Redemption Request. Holder must make the irrevocable election in writing to the Company within fifteen (15) days of receipt of the notice of the. Redemption Request. The redemption of this Warrant shall be in cash for the Fair Market Value of the Shares issuable pursuant to this Warrant, determined in accordance with Section 2 of this Warrant, but otherwise will be redeemed in proportion to the number of shares of Series A Preferred Stock is being redeemed by the Company, at the same times as such redemptions, and subject to all limitations for insufficient funds as provided in the Company’s Amended and Restated Certificate of Incorporation.
     (c) Any written notice by the Company required or permitted hereunder shall be given by hand delivery or first class mail, postage prepaid, addressed to the Holder at the address shown on the books of the Company for the Holder.

6. Notice of Board Meetings. For so long as this Warrant (or part thereof) remains outstanding, the Company shall give the Holder written notice of each meeting of the Board of Directors of the Company or any committee thereof at the same time and in the same manner as the members of the Board of Directors of the Company or such committee receive notice of such meetings; provided, that in the case of telephonic meetings, the Holder need receive only actual notice thereof at the same time and in the same manner as notice is given to the directors. The Holder shall be entitled to receive all written materials and other information given to the directors in connection with such meetings at the same time such materials and information are given to the directors. If the Company proposes to take any action by written consent in lieu of a meeting of the Board, the Company shall give written notice thereof to the Holder prior to the effective date of such consent describing the nature and substance of such action.
7. Legend. Each certificate evidencing the Shares issued upon exercise of this Warrant, or transfer of such Shares (other than a transfer registered under the Securities Act or any subsequent transfer of shares so registered) shall be stamped or imprinted with a legend in substantially the following form:
THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE. SECURITIES LAWS (COLLECTIVELY, THE “ACTS”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER ALL APPLICABLE ACTS OR UNLESS AN OPINION OF COUNSEL IS DELIVERED TO THE COMPANY IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER ALL APPLICABLE ACTS OR UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OF THE ACT. THE RIGHT TO VOTE AND THE SALE OR TRANSFER OF THIS WARRANT AND THE SHARES OBTAINABLE UPON ITS EXERCISE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN STOCKHOLDERS AGREEMENT DATED FEBRUARY 24, 2004 BY AND AMONG THE HOLDER HEREOF AND OTHER STOCKHOLDERS OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.
8. Removal of Legend. Upon request of a holder of a certificate with the legend required by Section 7 hereof, the Company shall issue to such holder a new certificate therefor free of any transfer legend, if, with such request, the Company shall have received an opinion of counsel (either external counsel or counsel employed by Holder or its affiliate) reasonably satisfactory to the Company in form and substance to the effect that any transfer by such holder of the shares evidenced by such certificate will not violate the Securities Act and any applicable state securities laws.
9. Fractional Shares. No fractional, shares will be issued in connection with any exercise hereunder. Any fraction of a share resulting from any calculation will be rounded up to the next whole share.

10. Representations, Warranties and Covenants of the Company. The Company hereby represents and warrants to the Holder as follows:
     (a) This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms;
     (b) Prior to the date that this Warrant becomes exercisable, the Shares will have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, and free from all preemptive rights, rights of first refusal or first offer, taxes, liens and charges of whatever nature;
     (c) The execution and delivery of this Warrant are not, and the issuance of the Shares upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the Company’s certificate of incorporation, as then in effect, and its bylaws, as then in effect.
     (d) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business makes such qualification necessary. The Company has all requisite legal and corporate power and authority to carry out its business as presently conducted and as proposed to be conducted and to enter into and discharge its obligations under this Warrant.
     (e) As of the date of original issuance of this Warrant, this Warrant does not (i) conflict with, result in any breach of any terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under, the certificate of incorporation or bylaws of the Company, or any material contract, agreement, indenture, loan agreement, receivables purchase agreement, mortgage, deed of trust or other agreement or instrument to which the Company is a party or by which it or any of its properties is bound,
     (ii) result in the creation or imposition of any lien, adverse claim or other encumbrance upon any of the properties of the Company pursuant to the terms of any such contract, agreement, indenture, loan agreement, receivables purchase agreement, mortgage, deed of trust or other agreement or instrument, Or
     (iii) violate any law or order, rule or regulation applicable to the Company of any court or of any federal or state regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over the Company or any of its properties.
     (f) As of the date of issuance of this Warrant, the number of Shares for which this Warrant is or may become exercisable (i) pursuant to Section 1(b)(i) hereof represents one percent (1%) of the total number of shares of capital stock of the Company, (ii) pursuant to Section 1(b)(ii) hereof represents one and a half percent (1.5%) of the total number of shares of capital stock of the Company and (iii) pursuant to Section 1(b)(iii) hereof represents one and a half percent (1.5%) of the total number of shares of capital stock of the Company, in each case outstanding on the date hereof after giving effect to the exercise, exchange or conversion of all outstanding securities, rights, options, warrants (including this Warrant), calls, commitments or agreements of any nature. or character (whether debt or equity) that are, directly or indirectly, exercisable or exchangeable for, or convertible into or otherwise represent the right to purchase or otherwise receive, directly or indirectly, any such. capital stock or other arrangement to acquire at any time or under any circumstance, capital stock of the Company or any such other securities and assuming that all stock options and/or shares of capital stock reserved for grant or issuance to officers, directors, employees and consultants under all agreements, plans or arrangements theretofore approved by the Board of Directors of the Company have been so granted or issued (as the case may be) (collectively, the “Fully-Diluted Shares”),
     (g) The Company shall not, from and after the date of this Warrant, create, incur, assume or suffer to exist, o r otherwise become. directly o r indirectly 1iable with respect to, any Indebtedness (as defined in the Loan Agreement), without the prior written consent of the Holder, other than Indebtedness permitted under the Loan Agreement. This Section 10(g) shall terminate and be of no further force and effect upon the earlier at (i) termination of the Loan Agreement and the repayment in full by the Company of or the waiver or forgiveness of all obligations thereunder or (ii) upon any transfer or this Warrant by Holder other than to a Permitted Transferee under the Stockholders Agreement (as defined below).
     (h) The issuance of this Warrant or any Shares shall not require or result in the issuance of any capital stock of the Company (other than the Shares) pursuant to the certificate of incorporation or bylaws of the Company, or any contract, agreement, indenture, loan agreement, receivables purchase agreement, mortgage, deed of trust or other agreement or instrument to which the Company is a party or by which it or any of its properties is bound.
     (i) The Company has delivered to Holder’s counsel true and complete copies of (i) the Certificate of Incorporation of the Company, (ii) the Company’s bylaws, (iii) each warrant the Company has issued, and (iv) each stockholders’ agreement the Company has entered into, in each case as amended to the date of this Warrant. Except as set forth in this Warrant there are no options, warrants, puts, calls, rights, convertible or exchange securities, commitments, contracts, agreements, understandings, arrangements or undertakings of any kind to which the Company is a party or by which it is bound (A) obligating the Company to issue, deliver, transfer or sell, or cause to be issued, delivered, transferred or sold, additional shares of capital stock or any other security of (including any security convertible into or exercisable for or exchangeable into any capital stock or other security of) the Company (whether or not such security has voting rights), (B) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, agreement, understanding, arrangement or undertaking, or (C) otherwise relating to the Company’s capital stock (including, without limitation, any rights of holders thereof).
11. Rights of Stockholders. Subject to Section 4 hereof, no Holder, as such, shall be entitled to vote or receive dividends or be deemed the holder of the Shares or any other securities of the Company that may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have become issuable, as provided herein.
12. Warrant. Put Right. If the Company enters into any business combination whereby the holders of the capital stock of the Company prior to the effective time of the business combination would hold, directly or indirectly, less than fifty percent (50%) of the aggregate capital stock of the surviving entity, the Company shall provide written notice of such business combination to the Holder not less than thirty (30).days prior to the effective time of such business combination. Upon receiving such notice (an “Election Notice”) from the Company, the Holder may elect, by providing written notice of such election to the Company within thirty (30) days of the date it receives such notice, to require that the Company purchase this Warrant (or any portion thereof that remains unexercised) from the Holder for an amount; in cash, equal to (a) the aggregate fair market value immediately prior to the effective time of such business combination of the Shares issuable pursuant to this Warrant (such fair market value to be determined as set forth in Section 2(c) hereof) minus (b) the aggregate Exercise Price of this Warrant for such Shares (the “Put Right”); provided in order to effectively exercise the Put Right, the Election Notice shall describe in detail (i) the conflict of interest the Holder would experience if forced to hold equity securities of the surviving entity and (ii) why such conflict of interest has or would have a material adverse effect on the Holder’s business operation in the ordinary course, -provided, further, however•, that the Holder shall have no Put Right if (x) the proposed business combination is not consummated, (y) the consideration payable to the holders of the capital stock of the Company consists solely of cash or capital stock of a corporation or other entity that is publicly traded on the Nasdaq National or SmallCap Market or on a national securities exchange or (z) the Company does not have sufficient cash legally available to fully satisfy the Put Right. Subject to the foregoing, the Company shall pay to the Holder; in immediately available funds, any amounts due as a result of the Holder’s exercise of its Put Right no later than the effective time of the business combination.. The Put Right shall terminate upon the full exercise of this Warrant. This Section 12 shall terminate and be of no further force and effect upon the earlier of (1) the termination of the Loan Agreement and the repayment by the Company of or the waiver or forgiveness of its obligations thereunder or (ii) upon any transfer of this Warrant by the Holder.
13. Expiration of Warrant. This Warrant shall expire and shall no longer be exercisable as of 5:00 p.m., Eastern Time, on the date that occurs five years following the “Termination Date” under the Loan Agreement.
14. Stockholders Agreement.
     (a) The Holder of this Warrant, by acceptance hereof, agrees to become a party to the Stockholders Agreement, dated as of February 24, 2004, by and among the Company and the Stockholders Party thereto (the “Stockholders Agreement”) and thereby subjects this Warrant and any Common Stock issuable or issued upon exercise hereof to the provisions of the Stockholders’ Agreement, as amended from time to time.
15. Miscellaneous.
     (a) This Warrant shall be governed by and construed for all purposes under and in accordance with the laws of the State of New York without regard to principles of conflicts of law.
     (b) The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof.
     (c) The representations, warranties, covenants and conditions of the respective parties contained herein or made pursuant to this Warrant shall survive the execution and delivery of this Warrant.
     (d) The terms of this Warrant shall be binding upon and shall inure to the benefit of any successors or assigns of the Company and of the Holder or holders hereof and of the Shares issued or issuable upon the exercise hereof.
     (e) This Warrant, together with all exhibits hereto, constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.
     (f) The Company shall not, by amendment of its certificate of incorporation or bylaws, or through any other means, directly or indirectly, avoid or seek to avoid the observance or performance of any of the terms of this Warrant and shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.
     (g) Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company, at its expense, will execute and deliver to the Holder, in lieu thereof, a new Warrant of like date and tenor. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen or destroyed Warrant shall be at any time enforceable by anyone.
     (h) This Warrant and any provision hereof may be amended, waived or terminated only by an instrument in writing signed by the Company and the Holder.
     (i) If any action at law or equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which it may be entitled.

     (j) Each of the Company and the Holder hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Warrant, and each of the Company and the Holder hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such Federal court. Each of the Company and the Holder hereby irrevocably waives, to the fullest extent permitted under applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Company and the. Holder hereby irrevocably consents, to the fullest extent permitted under applicable law, to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified in the Warrant Agreement. Each of the Company and the Holder hereby agrees, to the fullest extent permitted under applicable law, that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
[Signature on following page]

IN WITNESS WHEREOF the company has caused this Warrant to be signed by its duly authorized officer.

FINGERHUT DIRECT MARKETING, INC.
By:	/s/ Brian Smith
	Name:	Brian Smith;
	Title:	President, CEO

NOTICE OF EXERCISE

TO:	Fingerhut Direct Marketing, Inc,
Attention: President
     1. The undersigned hereby elects to purchase ____________ (leave blank if you choose Alternative No. 2 below) shares of Common Stock of Fingerhut Direct Marketing, Inc. (the “Company”) pursuant to the terms of the Common Stock Purchase Warrant dated as of ____________, 2004, issued by the Company (the “Warrant”), and tenders herewith payment of the purchase price of such shares in full. (Initial here if the undersigned elects this alternative).
2. In lieu of exercising the Warrant for cash or check, the undersigned hereby elects to effect the net issuance provision of Section 2(b) of the Warrant and receive ______________ (leave blank if you choose Alternative No. 1 above) shares of Common Stock of the Company pursuant to the terms of the Warrant. (Initial here if the undersigned elects this alternative).
3. Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)
4. The undersigned hereby represents and warrants that the aforesaid shares of Common Stock are being acquired for the account of the undersigned for investment and not for resale or with a view to distribute such shares or any part thereof, and that the undersigned has no present intention of distributing or reselling such shares, and that the undersigned is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

(Signature and Date)